Exhibit 99.2

REVIEW OF STRATEGIC ALTERNATIVES

DUBLIN, April 30, 2012 – Further to media speculation, the Board of Warner Chilcott plc (Nasdaq:WCRX) confirmed today that it is conducting a process to explore a broad range of strategic alternatives to enhance shareholder value, which include preliminary discussions with potential offerors.

These discussions are at a preliminary stage and may or may not lead to an offer for the Company.

The Company does not intend to disclose further developments regarding the process unless and until its Board has approved a specific course of action, or it otherwise deems further disclosure is appropriate or required.

The Company

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the women’s healthcare, gastroenterology, dermatology and urology segments of the branded pharmaceuticals market, primarily in North America. We are a fully integrated Company with internal resources dedicated to the development, manufacturing and promotion of our products. WCRX-G

ENQUIRIES

Warner Chilcott plc

Emily Hill

Investor Relations

(973) 907-7084

Emily.Hill@wcrx.com

A person interested in 1% or more of any relevant securities in the Company may from the date of this announcement have disclosure obligations under Rule 8.3 of the Irish Takeover Rules.

The directors of the Company accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of the directors (who have taken all reasonable care to ensure that such is the case) the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

Goldman Sachs International, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for the Company and for no-one else in connection with the matters set out in this announcement and will not be responsible to any person other than the Company for providing the protections afforded to clients of Goldman Sachs International, nor for providing advice in relation to the matters set out in this announcement.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION (DIRECTLY OR INDIRECTLY) IN WHOLE OR IN PART, IN OR INTO CANADA, AUSTRALIA, JAPAN OR ANY OTHER JURISDICTION WHERE THIS WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.